Exhibit - 10.01 - Employment Contract - Dery

                    SHARE PURCHASE AGREEMENT

This Agreement made as of the 12th day of February, 2002, with effective date as of December 1st, 2001, between McKenzie Bay International, Ltd., incorporated in the State of Delaware, United States of America and with administrative offices at 3362 Moraine Drive, Brighton, MI. USA 48112 (hereinafter "MKBY"), and JACQUELIN DERY, Whose address is 663 McEachran Ave., Outermost, Quebec H2V3C^ CANADA (hereinafter "Dery") and LAURENT MONDOU, Whose address is 451 Le Royer Street, St. Laambert, Quebec, J4R1M7 CANADA (hereinafter "Mondou"), and EXPERTS CONSEILS DERMOND INC., incorporated under the laws of Canada, whose address is 663 McEachran Ave., Outermost, Quebec H2V3C6 CANADA (hereinafter "Dermond").

WITNESSETH:

Whereas, Dery and Mondu are collectively the howner of all of the issued and outstanding shares of Dermond which corporation is the owner of the tech- nology known as the Dermond Wind Generator, and

Whereas, MKBY is desirous of purchasinf all of the issued and outstanding shares of the common stock of Dermond, and

Whereas, Dery and Mondou have agreed to sell all of the issued and outstanding shares of the common stock of Dermond, that is 125,200 class "A" shares (the "Shares") to MKBY on the terms and conditions set out in this agreement.

Now, Therefore, this agreement witnesses that in consideration of the mutual covenants and agreement contained herein, Dery and Mondou, as sellers, and MKBY as Purchaser, covenant and agree with each other as follows:

1. Purchase and Sale

   A. Subject to the due fulfillment of the conditions set out in paragraph 3 below, Dery and Mondou shall sell and MKBY shall purchase all of the Shares.

   B. The Closing date shall be a date mutually agreed upon between the parties but in any event, no later than 60 days from and after the date of execution of this agreement.

2. Consideration. The consideration for the sale of the Shares shall be

   A. The issue to Dery of 50,000 shares of the common stock of MKBY;

   B. The payment to Dery of Twenty five thousand Dollars ($25,000)

   C. The issuance to Mondou of 50,000 shares of the common stock MKBY;

   D. The payment to Mondou of Twenty Five Thousand Dollars ($25,000)

   E. At closing, MKBY shall agree to pay, be liable for, perform, observe, discharge and fully satisfy when due (i) all of the liabilities and obligations of Dermond existing on the date of closing, provided, however that the liability of MKBY pur- sant to such assumption of liabilities shall not exceed Six Thousand Canadian Dollars ($6000CDN), as well as to assume and pay (ii) Dermond's debt owed to CAI, Affaires Corporatives International, in the amount of $8600 CDN (which includes all applicable taxes (the "CAI DEBT").

3. Conditions. The Completion of this agreement shall be conditional upon the parties executing the following agreements on the closing date contmpraneous with the completiion of this agreement:

   A. A 5-year employment agreement between Dermond,as Employer, and DERY as employee, in the form which is atttached hereto as Exhibit A to this agreement.

   B. A 5-year employment agreement between Dermond,as Employer, and MONDOU as employee, in the form which is atttached hereto as Exhibit B to this agreement

   C. A royalty agreement between MKBY and Dery in the form which is attached hereto as Exhbit C to this agreement

   D. A royalty agreement between MKBY and MONDOU in the form which is attached hereto as Exhbit C to this agreement

   E. Dery and Mondou will on the date of closing contemporaneous with the completion of this agreement, execute a non-cpmpetition and non-disclosure agreement in the form which is attached hereto as Exhibit E.

4. Completion. Completion shall take place on the closing Date. The sale shall be completed at the office of Lavery, de Billy, attorneys for MKBY located at 1, Place Ville-marie, Monteral Quebec, H3B 4M4